SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

GUITAR CENTER, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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GUITAR CENTER, INC.
5795 Lindero Canyon Road
Westlake Village, California 91362

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 5, 2005

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Guitar Center, Inc. will be held at our office at 5795 Lindero Canyon Road, Westlake Village, California 91362, on Thursday, May 5, 2005 at 5:00 p.m. Pacific time, for the following purposes:

•       to elect a board of seven directors for the ensuing year or until the election and qualification of their respective successors;

•       to approve an amendment to our 2004 Guitar Center, Inc. Incentive Stock Award Plan to increase the number of shares that may be issued under the plan from 1,400,000 to 2,100,000;

•       to approve an amendment to our 2004 Guitar Center, Inc. Incentive Stock Award Plan to increase the authorized cash award limit from $2,000,000 to $6,000,000;

•       to ratify the selection of KPMG LLP as Guitar Center’s independent auditors for the year ending December 31, 2005; and

•       to transact any other business which is properly brought before the meeting or any adjournment or postponement thereof.

Please refer to the attached proxy statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

Stockholders of record at the close of business on March 11, 2005 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. The list of stockholders will be available for examination for ten days prior to the annual meeting at Guitar Center, Inc., 5795 Lindero Canyon Road, Westlake Village, California 91362. All stockholders are cordially invited to attend the annual meeting.

By Order of the Board of Directors

Leland P. Smith
Executive Vice President of Corporate Development,
General Counsel and Secretary
Westlake Village, California
March 28, 2005

GUITAR CENTER, INC.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

May 5, 2005

INTRODUCTION

General

This proxy statement is furnished to our stockholders in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held at our office at 5795 Lindero Canyon Road, Westlake Village, California 91362, on May 5, 2005 at 5:00 p.m. Pacific time, for the following purposes:

•       to elect a board of seven directors for the ensuing year or until the election and qualification of their respective successors;

•       to approve an amendment to our 2004 Guitar Center, Inc. Incentive Stock Award Plan to increase the number of shares that may be issued under the plan from 1,400,000 to 2,100,000;

•       to approve an amendment to our 2004 Guitar Center, Inc. Incentive Stock Award Plan to increase the authorized cash award limit from $2,000,000 to $6,000,000;

•       to ratify the selection of KPMG LLP as Guitar Center’s independent auditors for the year ending December 31, 2005; and

•       to transact any other business which is properly brought before the meeting or any adjournment or postponement thereof.

A copy of our Annual Report to Stockholders for the year ended December 31, 2004 and this proxy statement and accompanying proxy card will be first mailed to stockholders on or about March 28, 2005.

This solicitation is made on behalf of our Board of Directors, and we will pay the costs of solicitation. Our directors, officers and employees may also solicit proxies by telephone, e-mail, fax or personal interview. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to our stockholders. We have retained Mellon Investor Services to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions for a customary fee.

Our principal executive offices are located at 5795 Lindero Canyon Road, Westlake Village, California 91362, telephone (818) 735-8800.

Shares Entitled to Vote and Required Vote

Our outstanding common stock constitutes the only class of securities entitled to vote at the meeting. Stockholders of record of the common stock at the close of business on March 11, 2005 are entitled to notice of, and to vote at, the meeting. On that date, 25,862,877 shares of our common stock were issued and outstanding.

The presence at the meeting, in person or by proxy, of a majority of the shares of the common stock issued and outstanding on March 11, 2005 will constitute a quorum. Abstentions and broker non-votes (proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on a proposal) are counted as present in determining whether the quorum requirement is satisfied. However, broker non-votes will not be counted in determining the number of shares necessary for approval of any proposal.

There are no statutory or contractual rights of appraisal or similar remedies available to those stockholders who dissent from any matter to be acted on at the meeting. Cumulative voting is not available and each share of common stock is entitled to one vote.

Voting Procedures

A proxy card is enclosed for your use. We ask that you sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if you mail it in the United States, or use the Internet or telephone voting procedures as instructed on the proxy card. A holder of record may also vote in person at the meeting, or submit a signed proxy card at the meeting. All votes cast at the meeting will be tabulated by the persons appointed by us to act as inspectors of election for the meeting.

You have a choice regarding the matters to be voted upon at the meeting. Concerning the election of the directors, by checking the appropriate box on your proxy card you may:

•       vote for the director nominees; or

•       withhold authority to vote for some or all of the director nominees.

Concerning the approval of the amendments to the 2004 Guitar Center, Inc. Incentive Stock Award Plan, which we refer to as the “2004 Plan,” you may:

•       approve the amendments to the 2004 Plan;

•       disapprove the amendments to the 2004 Plan; or

•       abstain from voting for or against the amendments to the 2004 Plan.

Concerning ratification of the selection of KPMG LLP as Guitar Center’s independent auditors for the year ending December 31, 2005, you may:

•       ratify the selection of KPMG LLP;

•       not ratify the selection of KPMG LLP; or

•       abstain from voting for or against the selection of KPMG LLP.

Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting FOR (1) the election of the director nominees listed in Proposal No. 1, (2) the approval of the amendments to the 2004 Plan as set forth in Proposal No. 2 and Proposal No. 3 and (3) ratification of the selection of KPMG LLP as Guitar Center’s independent auditors for the year ending December 31, 2005. With respect to any other business which may properly come before the meeting or any postponement or adjournment thereof and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

The director nominees shall be elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of a director. Approval of each of the amendments to the 2004 Plan requires the affirmative vote of a majority of the outstanding shares of common stock represented at and entitled to vote at the meeting. Ratification of the selection of KPMG LLP as Guitar Center’s independent auditors for the year ending December 31, 2005 requires the affirmative vote of a majority of the outstanding shares of common stock represented at and entitled to vote at the meeting.

Your vote is important. Accordingly, please sign and return the accompanying proxy card whether or not you plan to attend the meeting in person.

You may revoke your proxy at any time before it is actually voted at the meeting by:

•       delivering written notice of revocation to our Secretary at 5795 Lindero Canyon Road, Westlake Village, California 91362, or in person at the meeting;

•       submitting a later dated proxy; or

•       attending the meeting and voting in person.

Your attendance at the meeting will not, by itself, constitute revocation of your proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial stockholder but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the record holder.

PROPOSAL NO. 1:
ELECTION OF NOMINEES TO BOARD OF DIRECTORS

General Information

Directors are elected at each annual meeting and hold office until their resignation or removal and until their successors are duly elected and qualified at the next annual meeting. Each nominee for director has indicated his willingness to serve if elected. Proxies received by us will be voted for the nominees. Although we do not anticipate that any nominee will be unavailable for election, if a nominee is unavailable for election, we will vote the proxies for any substitute nominee we may designate.

With the exceptions of Messrs. Gorog and Thomas who have resigned from the Board of Directors effective immediately prior to the meeting, all of the incumbent directors are also nominees for election as directors. Each nominee for election to the Board of Directors currently serves as one of our directors and has continually served as a director since the date he initially became a director of our company, or its predecessor, which is set forth below. Following the resignations of Messrs. Gorog and Thomas, there will be one vacancy on our Board of Directors which will be filled in due course based on the recommendation of the nominating and corporate governance committee. In 2004, our Board of Directors met nine times and each director attended at least 75% of those meetings. The following table sets forth information as of March 11, 2005 with respect to the seven persons nominated for election at the meeting.

Nominees for Director	Age	Position	Director Since
Marty Albertson	51	Chairman of the Board, Chief Executive Officer and Director	1996
George Jones(2)	54	Director	2004
Larry Livingston(3)	62	Director	2002
George Mrkonic(3)	52	Director	2002
Kenneth Reiss(2)	62	Director	2003
Walter Rossi(1)(2)	62	Director	2004
Peter Starrett(1)	57	Director	1997

(1)          member of compensation committee

(2)          member of audit committee

(3)          member of nominating and corporate governance committee

The principal occupations and positions for at least the past five years of the director nominees named above are as follows:

Marty Albertson has been with Guitar Center since 1979. Mr. Albertson joined Guitar Center as a salesperson and has held various positions of increasing responsibility with Guitar Center since that time. In 1980, he served as Advertising Director and in 1984 became National Sales Manager. Thereafter, in 1985 Mr. Albertson became Vice President of Corporate Development, and became the Vice President of Sales and Marketing in 1987. From 1990 to 1999, Mr. Albertson served as our Executive Vice President and Chief Operating Officer. In 1999, Mr. Albertson became our President and Co-Chief Executive Officer. In 2004, Mr. Albertson became our Chairman of the Board and Chief Executive Officer. Mr. Albertson was elected a director in 1996. Since 1999, Mr. Albertson has been a member of the Board of the National Association of Music Merchants.

George Jones has served as a director of Guitar Center since 2004. Mr. Jones is President and Chief Executive Officer of Saks Department Store Group and Chief Operating Officer of Saks Incorporated. From 1994 to 2001, Mr. Jones was President of Warner Bros. Worldwide Licensing and Retail. Prior to

Warner Bros., Mr. Jones held various executive positions including serving as President and Chief Executive Officer of Rose’s Stores and Executive Vice President of Target Stores. Mr. Jones currently serves on the board of directors of Saks Incorporated.

Larry Livingston has served as a director of Guitar Center since 2002. From 1986 to 2002, Mr. Livingston was the Dean of the Flora L. Thornton School of Music at the University of Southern California. Subsequently he was on a special assignment from the President of the University as Director of the Arts Center Project. In 2004, Mr. Livingston returned to the faculty as Professor of Conducting. From 1982 to 1986, Mr. Livingston was the Dean and Elma Schneider Professor of Conducting at the Shepherd School of Music at Rice University, Houston, Texas. Previously, he served as Vice President and Music Director of the New England Conservatory of Music (1977-1982) in Boston.

George Mrkonic has served as a director of Guitar Center since 2002. Mr. Mrkonic served as Vice Chairman of Borders Group, Inc. from 1994 to 2002. From 1994 until 1997, he served as Vice Chairman and President of Borders Group, Inc. He currently serves as a member of the board of directors of Brinker International, Syntel, Inc. and Nashua Corporation.

Kenneth Reiss has served as a director of Guitar Center since 2003. Mr. Reiss spent his entire career with Ernst & Young LLP, beginning in September 1965, through his retirement in June 2003. He served as Coordinating Partner on significant global clients, including retailers such as Staples, Inc., and Toys “R” Us, Inc. and also served as the Managing Partner for the Assurance and Advisory Practice (AABS) of E&Y’s New York Office from 1992 to 1998. Over the course of his career he served as the National Director for AABS of the Retail and Consumer Products Industry and National Director of the Media and Entertainment Practice. Mr. Reiss currently serves as a member of the board of directors of The Wet Seal, Inc.

Walter Rossi has served as a director of Guitar Center since 2004. From 1996 to 1997, Mr. Rossi was the Chief Executive Officer of Home Express, a retailer of home furnishings. From 1992 to 1996, Mr. Rossi was the Chairman of the Retail Group at Phillips-Van Huesen Corporation, a clothing manufacturing and retail company. Prior to joining Phillips-Van Huesen Corporation, Mr. Rossi served as Chairman and Chief Executive Officer of Mervyn’s, a department store chain. Mr. Rossi currently serves as a member of the board of directors of Dick’s Sporting Goods, Inc.

Peter Starrett has served as a director of Guitar Center since 1997. Mr. Starrett is President of Peter Starrett Associates, a retail advisory firm. From 1990 to 1998, Mr. Starrett was President of Warner Bros. Studio Stores. Prior to Warner Bros., Mr. Starrett served in various executive positions at Federated and May Department Stores. Mr. Starrett currently serves as a member of the board of directors of The Pantry, Inc., AFC Enterprises, Inc., Pacific Sunwear of California, Inc. and H.H. Gregg Appliances, Inc.

Director Compensation

Each member of our Board of Directors who is not an employee is paid a quarterly retainer of $5,000 for service as a director. In addition, each non-employee director receives $2,500 for attendance at each board meeting, $1,250 for attendance for each telephonic meeting and $1,250 additional compensation for attending meetings of a committee of the Board of Directors. The chairman of the audit committee receives $10,000 additional compensation per year and the chairmen of the compensation committee and the nominating and corporate governance committee each receive $5,000 additional compensation per year. All directors are reimbursed for reasonable out-of-pocket expenses arising from their service as a director.

We also provide equity-based compensation to our non-employee directors who receive an annual grant of restricted stock having an aggregate value equal to $70,000 on the date of grant, subject to pro-ration for directors who join the Board of Directors during the year. This award of restricted stock will become vested annually at the rate of 25% per year starting on the first anniversary of  the date of grant and will be fully vested on the earlier to occur of (i) the fourth anniversary of the date of grant, (ii) a qualified retirement as determined by the compensation committee or (iii) a change in control of our company.

Committees of the Board of Directors

Our Board of Directors has three standing committees, the audit committee, the compensation committee and the nominating and corporate governance committee. Each of the three standing committees has a written charter approved by our Board of Directors and accessible on the investor relations section of our corporate website, www.guitarcenter.com.

The audit committee is responsible for the appointment, compensation and oversight of our independent accountants, reviewing and monitoring the annual audit of our financial statements, our internal controls, our accounting practices and policies, affiliate transactions (if any), and related tasks as specified in its charter or required by the applicable Nasdaq rules. The members of the audit committee presently are Messrs. Jones, Reiss and Rossi, each an independent director as defined by the listing standards of the Nasdaq National Market. In 2004, the audit committee met nine times and each incumbent member of the audit committee attended at least 75% of those meetings. Please see the information under the caption “Audit Committee Report” for further information regarding the audit committee.

The compensation committee is responsible for determining the nature and amount of compensation for our management and for administering our employee benefit plans (including the 2004 Plan). The members of the compensation committee presently are Messrs. Rossi and Starrett, each an independent director as defined by the listing standards of the Nasdaq National Market. In 2004, the compensation committee met five times and each incumbent member of the compensation committee attended all of the meetings for which they were eligible.

The nominating and corporate governance committee is responsible for the selection of potential candidates for director and the recommendation of candidates to the Board of Directors. It also makes recommendations to the Board of Directors concerning the structure and membership of the other committees and other corporate governance matters. The members of the nominating and corporate governance committee presently are Messrs. Livingston, Gorog and Mrkonic, each an independent director as defined by the listing standards of the Nasdaq National Market. The nominating and corporate governance committee met three times in 2004 and each incumbent member of the nominating and corporate governance committee attended all three meetings.

Nominating Process

The nominating and corporate governance committee identifies director nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members with skills and experience that are relevant to our business and are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or the committee or Board of Directors decides not to re-nominate a member for re-election, the committee identifies the desired skills and experience of a new nominee consistent with the committee’s criteria for Board of Directors service. Current members of the Board of Directors and management are polled for their recommendations. Research may also be performed or third parties retained to identify qualified individuals.

The nominating and corporate governance committee will consider nominees recommended by stockholders, and any such recommendations should be forwarded to the nominating and corporate governance committee in writing at our executive offices as identified in this proxy statement. Such recommendations should include the following information:

•       such information as may be reasonably necessary to determine whether the recommended director candidate is independent from the security holder that has recommended the candidate;

•       such information as may be reasonably necessary to determine whether the director candidate is qualified to serve on the audit committee; and

•       such information as may be reasonably necessary to determine whether the director candidate meets the independence standards of the Nasdaq National Market.

We will also request such other information as may reasonably be required to determine whether each person recommended by a security holder meets the criteria listed below and to enable us to make appropriate disclosures to the security holders entitled to vote in the election of directors. Any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by board members, management or other parties.

The nominating and corporate governance committee evaluates director candidates based upon a number of criteria, including:

•       commitment to promoting the long term interests of our company’s security holders and independence from any particular constituency;

•       professional and personal reputations that are consistent with our values;

•       broad general business experience and acumen, which may include experience in management, finance, marketing and accounting, across a broad range of industries with particular emphasis on retail and the music industry generally, along with experience operating at a policy-making level in an appropriate business, financial, governmental, educational, non-profit, technological or global field;

•       a high level of personal and professional integrity;

•       adequate time to devote attention to the affairs of the company;

•       such other attributes, including independence, relevant in constituting a board that also satisfies the requirements imposed by the Securities and Exchange Commission and the Nasdaq National Market; and

•       board balance in light of our company’s current and anticipated needs and the attributes of the other directors and executives.

Our specific policies relating to the nominating process are posted on the investor relations section of our corporate website, www.guitarcenter.com, and the summary provided above is qualified by reference to the full policy.

Security Holder Communication with Board Members

Any holder of our securities may contact the Board of Directors or a specified individual director by writing to the attention of the Board of Directors or a specified individual director and sending such communication to our Secretary at our executive offices as identified in this proxy statement. Each communication from a security holder should include the following information in order to permit security holder status to be confirmed and to provide an address to forward a response if deemed appropriate:

•       the name, mailing address and telephone number of the security holder sending the communication;

•       the number and type of our securities owned by such security holder; and

•       if the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.

Our Secretary will forward all appropriate communications to the Board of Directors or individual members of the Board of Directors as specified in the communication. Our Secretary may (but is not required to) review all correspondence addressed to the Board of Directors, or any individual member of the Board of Directors, for any inappropriate correspondence more suitably directed to management. Communications may be deemed inappropriate for this purpose if it is reasonably apparent from the face of the correspondence that it relates principally to a customer dispute involving the purchase of goods or services from our company or any of its operating units. Our policies regarding the handling of security holder communications were approved by a majority of our independent directors.

Annual Meeting Attendance

The policy of the Board of Directors is that all directors attend the annual meeting of stockholders, absent compelling circumstances that prevent attendance. All nominees for election attended the annual meeting of stockholders held in 2004.

Limitation of Liability and Indemnification Matters

Our Restated Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law we will indemnify and advance indemnification expenses on behalf of all of our directors and officers, and will indemnify such other persons as may be required by statute or our Amended and Restated Bylaws. To the fullest extent permitted by the Delaware General Corporation Law, a director will not be personally liable to us or our stockholders for monetary damages for any breach of his fiduciary duty as a director. This provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our directors from compliance with federal or state securities laws. Our Restated Certificate of Incorporation also permits us (i) to purchase and maintain insurance on behalf of any director or officer, or such other person as may be permitted by statute or our Amended and Restated Bylaws, against any liability which may be asserted against any such person, and (ii) enter into contracts providing for the indemnification of any director, officer or other person to the full extent permitted by Delaware law.

Our Amended and Restated Bylaws provide that we shall indemnify, in the manner and to the fullest extent permitted by law, any person (or estate of any person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether or not in the right of the corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is a director or officer of our company, and at the discretion of the Board of Directors may indemnify any person (or the estate of any person) who is such a party or threatened to be made such a party by reason of the fact that such person is or was an employee or agent of our company or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including employee benefit plans). To the fullest extent permitted by law, such indemnification shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by us in advance of the final disposition of such action, suit or proceeding. This indemnification does not limit our right to indemnify any other person for any such expenses to the fullest extent permitted by law, nor is it exclusive of any other rights to which any person seeking indemnification for us may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. We may also purchase and maintain liability insurance on behalf of directors, officers and other persons and we generally enter into indemnification contracts providing for mandatory indemnification of such persons and advancement of expenses to the fullest extent permitted by applicable law.

Compliance With Section 16(a) Under the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires that our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Executive officers, directors and greater-than-ten-percent holders are required to furnish us with copies of all of these forms which they file. Based solely on our review of these reports or written representations from certain reporting persons, we believe that during the fiscal year ended December 31, 2004, all filing requirements applicable to our officers, directors, greater-than-ten-percent beneficial owners and other persons subject to Section 16(a) of the Exchange Act were met, except for a Form 4 filed one day late by Mark Galster, Executive Vice President of Stores, reporting the sale of 5,000 shares of common stock and a Form 4 filed on March 11, 2005 that was due to be filed on June 5, 2003 by Allen Dinardi, President of Musician’s Friend, reporting the sale of 7,830 shares of common stock.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE DIRECTORS
NOMINATED IN THIS PROPOSAL NO. 1.

PROPOSAL NO. 2
APPROVAL OF THE AMENDMENT TO THE
2004 GUITAR CENTER, INC. INCENTIVE STOCK AWARD PLAN
TO INCREASE THE NUMBER OF SHARES
AUTHORIZED FOR ISSUANCE

This Proposal No. 2, if approved, would increase the number of shares of our common stock available for awards under the 2004 Plan. There are currently 1,400,000 shares of our common stock authorized for issuance under the 2004 Plan. As of March 11, 2005, 591,400 shares are subject to outstanding awards leaving only 808,600 shares available for future grant. This amendment would increase the number of shares of common stock authorized for issuance under the 2004 Plan by 700,000 to 2,100,000.

We believe that the 2004 Plan should be amended to increase the number of shares available for grant in order to be able to continue to grant awards to officers, key employees, consultants and non-employee directors. The continued ability to grant awards would provide us with a valuable tool to help attract and retain officers, key employees, consultants and non-employee directors. In addition, an expanded award pool will enable us to provide additional incentives to those officers, employees, consultants and non-employee directors who have been responsible for our development and financial success and who will help us meet our goals in the future.

Your approval of the Board of Directors’ amendment to the 2004 Plan will enable us to continue our strategy of using stock incentives to secure and retain officers, key employees, consultants and non-employee directors of outstanding ability both now and in the future. The attraction and retention of such persons is vital to the success of our business.

Our 2004 Plan was originally adopted by the Board of Directors in February 2004 and approved by the stockholders in April 2004. In March 2005, our Board of Directors approved an amendment to the 2004 Plan to increase the number of shares of common stock that may be issued or sold under the 2004 Plan from 1,400,000 shares to 2,100,000 shares, subject to receipt of stockholder approval. The Board of Directors approved this amendment based on the recommendation of our compensation committee.

Where can I find a general summary of the 2004 Plan?

Please see the information provided in this proxy statement under the caption, “General Summary of the 2004 Plan.” That summary will also direct you to where you can obtain a full copy of the 2004 Plan if you so desire.

Where can I find a copy of the proposed amendment to the 2004 Plan?

The form of proposed amendment is attached to this proxy statement as Annex A. In that amendment, the amendment contemplated by Proposal No. 2 is provided for in paragraph 2 and the amendment contemplated by Proposal No. 3 is provided for in paragraph 1. If either of those amendments is not approved by our stockholders, the related paragraph will be deleted from the final amendment.

What vote is required to approve the amendment to the 2004 Plan?

The affirmative vote of a majority of the votes represented by the common stock present in person or by proxy and entitled to vote on this proposal at the annual meeting is required for approval of the proposed amendment to the 2004 Plan. For purposes of the vote on the proposed amendment to the 2004 Plan, abstentions will have the same effect as votes against the proposed amendment to the 2004 Plan and broker non-votes will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote. The amendments provided for in this Proposal 2 and in Proposal 3 will be considered separately.

Unless instructed to the contrary, all shares represented by the proxies solicited hereby will be voted FOR the approval of the proposed amendment to the 2004 Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 2004 GUITAR CENTER, INC. INCENTIVE STOCK AWARD PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE AS SET FORTH IN THIS PROPOSAL NO. 2.

PROPOSAL NO. 3
APPROVAL OF THE AMENDMENT TO
THE 2004 GUITAR CENTER, INC.
INCENTIVE STOCK AWARD PLAN
TO INCREASE THE AUTHORIZED CASH AWARD LIMIT

This Proposal No. 3, if approved, would increase the maximum amount of cash that may be paid as a performance award or dividend equivalent to any individual in any calendar year. Currently, the maximum amount of cash that may be paid as a performance or dividend equivalent award to any individual in any single calendar year is subject to the “Award Limit” under the 2004 Plan of $2.0 million. The amendment would increase the Award Limit under the 2004 Plan to $6.0 million by making a corresponding amendment to Section 1.4 of the 2004 Plan.

We believe that the cash award limit under the 2004 Plan should be amended to increase the maximum cash award that may be granted to any individual in any single calendar year. The ability to grant larger cash awards would provide us with a valuable tool to help attract and retain officers and key employees. In addition, a higher cash award limit will enable us to provide additional incentives to those officers, key employees, consultants and directors who have been responsible for our development and financial success and who will help us meet our goals in the future. In particular, we are considering the adoption of a multi-year incentive plan which could result in incentive compensation that relates to multiple years of service being paid in a single calendar year. No such definitive plan has been arrived at, nor has any decision been made whether any such long-term plan will be paid in stock, cash or a combination of both.

The cash award limit is contained in the 2004 Plan in order to permit us to make cash performance awards that qualify as “performance based compensation” not subject to the $1 million deduction limitation under Section 162(m) of the Internal Revenue Code. If we elect to compensate certain officers and key employees through multi-year incentive compensation arrangements, the cash compensation attributable to performance over several years would be paid in a single year. Increasing the cash award limit will help ensure that we retain our ability to implement such arrangements while preserving the deductibility of such compensation to the maximum extent possible under Section 162(m) of the Internal Revenue Code.

Your approval of the Board of Directors’ amendment to the 2004 Plan is designed to enable our compensation committee to use cash incentives to secure and retain officers and key employees of outstanding ability both now and in the future while retaining our ability to preserve the deductibility of performance based cash compensation to the extent possible under the Internal Revenue Code, even in the case of multi-year awards.

Our 2004 Plan was originally adopted by the Board of Directors in February 2004 and approved by the stockholders in April 2004. In March 2005, our Board of Directors approved an amendment to increase the cash award limit to $6.0 million, subject to receipt of stockholder approval. The Board of Directors approved this amendment based on the recommendation of our compensation committee.

Where can I find a general summary of the 2004 Plan?

Please see the information provided in this proxy statement under the caption, “General Summary of the 2004 Plan.” That summary will also direct you to where you can obtain a full copy of the 2004 Plan if you so desire.

Where can I find a copy of the proposed amendment to the 2004 Plan?

The form of proposed amendment is attached to this proxy statement as Annex A. In that amendment, the amendment contemplated by Proposal No. 2 is provided for in paragraph 2 and the amendment contemplated by Proposal No. 3 is provided for in paragraph 1. If either of those amendments is not approved by our stockholders, the related paragraph will be deleted from the final amendment.

What vote is required to approve the amendment to the 2004 Plan?

The affirmative vote of a majority of the votes represented by the common stock present in person or by proxy and entitled to vote on this proposal at the annual meeting is required for approval of the proposed amendment to the 2004 Plan. For purposes of the vote on the proposed amendment to the 2004 Plan, abstentions will have the same effect as votes against the proposed amendment to the 2004 Plan and broker non-votes will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote. The amendments provided for in Proposal 2 and this Proposal 3 will be considered separately.

Unless instructed to the contrary, all shares represented by the proxies solicited hereby will be voted FOR the approval of the proposed amendment to the 2004 Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF
THE AMENDMENT TO THE 2004 GUITAR CENTER, INC. INCENTIVE STOCK AWARD PLAN TO
INCREASE THE AUTHORIZED CASH AWARD LIMIT AS SET FORTH IN THIS
PROPOSAL NO. 3.

GENERAL SUMMARY OF THE 2004 PLAN

Our stockholders are being asked to approve amendments to our 2004 Plan in Proposal No. 2 and Proposal No. 3 as described elsewhere in this proxy statement. A general summary of the 2004 Plan is provided below, but the summary is qualified in its entirety by reference to the 2004 Plan itself and the related amendments being proposed. The amendments are provided in Annex A. The full 2004 Plan can be accessed as provided under the caption “Where can I find a copy of the entire 2004 Plan.”

What types of awards may be granted under the 2004 Plan?

The 2004 Plan provides that, as plan administrator, the compensation committee may grant or issue to our officers, employees, consultants and non-employee directors the following, all of which we refer to as “awards”: stock options, stock purchase rights, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, cash or stock performance awards, stock payments and other stock related benefits or any combination thereof.

What are the terms of awards granted under the 2004 Plan?

Each award is set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award as determined by the compensation committee. As to options, the exercise price for the common stock subject to each option will be specified in each option agreement but shall not be less than the fair market value for a common share on the date the option is granted, and the term of the option shall not be more than ten years from the date of grant. Vesting of options will also be set forth in the agreement. All other awards will also be evidenced by separate agreements similarly setting forth, as appropriate, the issuance price, the exercise period, any applicable performance goals and related matters. For “Section 162(m) Participants” under the 2004 Plan, the relevant performance goals as applicable to our company, or any subsidiary, division or operating unit, and subject to adjustment as specified in the 2004 Plan, include: net income; pre-tax income; operating income; after-tax cash flow; earnings per share; return on equity; return on invested capital or assets; funds from operations; cost reductions or savings; appreciation in the market price of our common stock; operating profit; working capital; and earnings before one or more of interest, taxes, depreciation or amortization or similar non-recurring items or adjustments.

Who determines who receives the awards and the terms of the awards?

The compensation committee administers the 2004 Plan with respect to grants to our employees or consultants and the full Board of Directors administers the 2004 Plan with respect to non-employee directors. Subject to the terms of the 2004 Plan, the Board of Directors or compensation committee has the authority to select the persons to whom awards are to be made, to determine the number of shares granted and the terms and conditions of the award, and to make all other determinations with respect to the administration of the 2004 Plan. Similarly, the Board of Directors has the discretion to determine the terms and conditions of awards to non-employee directors and to interpret and administer the 2004 Plan with respect to such awards, other than certain determinations delegated to the compensation committee. As of the date of this proxy statement, the compensation committee has not identified any grants to be made from the additional shares to be reserved for issuance under the 2004 Plan by virtue of this amendment although, by the terms of their employment agreements, Marty Albertson, our Chief Executive Officer, is entitled to a specified annual stock option grant and Larry Thomas, our Chairman Emeritus, is entitled to a specific stock option grant in 2005. Please see “—New Plan Benefits” and “Executive Compensation—Employment Agreements.” The compensation committee and the Board of Directors is also authorized to adopt, amend and rescind rules relating to the administration of the 2004 Plan.

Who is eligible to participate in the 2004 Plan?

Our employees, consultants and directors are eligible to receive awards under the 2004 Plan. As of December 31, 2004, we had approximately 6,400 employees and consultants, and we currently have nine directors, seven of whom are non-employee directors and two of whom are not standing for reelection, all of whom are eligible to participate in the 2004 Plan. The compensation committee, as administrator, determines which of our employees, consultants and directors will be granted awards, except that in the case of the granting of awards to non-employee directors, such determinations are made by the Board of Directors, other than certain determinations delegated to the compensation committee. No employee or consultant is entitled to participate in the 2004 Plan as a matter of right except for our contractual obligations to Messrs. Albertson and Thomas, nor does any such participation constitute assurance of continued employment. Only those employees and consultants who are selected to receive grants by the administrator may participate in the 2004 Plan.

Who is on the compensation committee?

The compensation committee presently consists of Messrs. Starrett and Rossi, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

What can someone receive in one year under the 2004 Plan?

The maximum number of shares which may be subject to awards granted under the 2004 Plan to any individual in any calendar year cannot exceed 500,000. The maximum amount of cash consideration payable as performance awards or dividend equivalents to any individual in any calendar year presently cannot exceed $2.0 million, which amount will be increased to $6.0 million if Proposal No. 3 is approved.

What does a grantee have to agree to in order to receive an award?

Generally, in addition to the payment of any purchase price as consideration for the issuance of an award, the grantee must agree to remain employed by us or continue to consult for us for at least one year after the award is issued. In addition, awards are exercisable or payable only while the grantee is an employee or consultant of our company. However, under certain conditions, the compensation committee may determine that any award may be exercisable or paid after the termination of a person’s employment.

How is the 2004 Plan amended?

The 2004 Plan may be amended, suspended or terminated at any time by the Board of Directors or the compensation committee. However, the maximum number of shares that may be sold or issued under the 2004 Plan may not be increased, the class of eligible employees under the 2004 Plan may not be changed and additional material benefits cannot be added to the 2004 Plan, in each case without approval of our stockholders.

Does the 2004 Plan conform to federal securities laws?

The 2004 Plan is intended to conform to the extent necessary with all provisions of all federal and state laws, rules and regulations, including Rule 16b-3 promulgated under the Exchange Act. The 2004 Plan will be administered, and awards will be granted and may be exercised, only in a manner which conforms to these laws, rules and regulations. To the extent permitted by applicable law, the 2004 Plan and awards granted under the 2004 Plan shall be deemed amended to the extent necessary to conform to these laws, rules and regulations.

What are the federal tax consequences of the awards?

The following is a general summary under current law of the material federal income tax consequences to participants in the 2004 Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal investment circumstances. The summary below is based on the assumption that awards granted under the 2004 Plan will either comply with or not be subject to the provisions of Section 409A of the Internal Revenue Code, a recently adopted provision governing specified deferred compensation arrangements. This summarized tax information is not tax advice.

Non-Qualified Stock Options.   For federal income tax purposes, if an optionee is granted non-qualified stock options, or NQSOs, under the 2004 Plan having a per share exercise price that is not less than the fair market value of a common share as of the date of grant, the optionee will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of NQSOs the optionee will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of a common share on the date each such option is exercised. The optionee’s basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the optionee exercises such option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options.   There is no taxable income to an optionee when an optionee is granted an incentive stock option, or ISO, or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax. Gain realized by the optionee on the sale of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within (1) two years after the date of grant of the option or (2) within one year of the date the shares were transferred to the optionee. If the common shares are sold or otherwise disposed of before the end of the two-year and one-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the option’s exercise will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent the optionee must recognize ordinary income. If such a sale or disposition takes place in the year in which the optionee exercises the option, the income the optionee recognizes upon sale or disposition of the shares will not be considered income for alternative minimum tax purposes. Otherwise, if the optionee sells or otherwise disposes of the shares before the end of the two year and one-year periods specified above, the maximum amount that will be included as alternative minimum tax income is the gain, if any, the optionee recognizes on the disposition of the shares.

An ISO exercised more than three months after an optionee terminates employment, other than by reason of death or disability, will be taxed as a NQSO, and the optionee will have been deemed to have received income on the exercise taxable at ordinary income rates. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Stock Appreciation Rights.   Currently, no taxable income is generally recognized upon the receipt of stock appreciation right, or SAR, granted with a per share exercise price that is not less than the fair market value of a common share as of the date of grant, but upon exercise of the SAR the fair market value of the shares (or cash in lieu of shares) received generally will be taxable as ordinary income to the recipient in the year of such exercise. We generally will be entitled to a compensation deduction for the same amount which the recipient recognizes as ordinary income.

Restricted Stock and Deferred Stock.   A participant to whom restricted or deferred stock is issued generally will not recognize taxable income upon such issuance and we generally will not then be entitled to a deduction unless, with respect to restricted stock, an election is made by the participant under Section 83(b) of the Internal Revenue Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price. If a timely election is made under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price therefore, and we will be entitled to a deduction for the same amount. Similarly, when deferred stock vests and is immediately issued to the participant, the participant generally will recognize ordinary income and we generally will be entitled to a deduction for the amount equal to the fair market value of the shares at the date of issuance. A Section 83(b) election is not permitted with regard to the grant of deferred stock.

Dividend Equivalents.   A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income, and we will be entitled to a corresponding deduction.

Performance Awards.   A participant who has been granted a performance award generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When an award is paid, whether in cash or common shares, the participant generally will recognize ordinary income, and we will be entitled to a corresponding deduction.

Stock Payment.   A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received, and we generally will be entitled to a deduction for the same amount.

Section 162(m) of the Code.   In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for specified executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” as provided for by the Code and established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Performance or incentive awards granted under the 2004 Plan may qualify as “qualified performance-based compensation” for purposes of Section 162(m) if such awards are granted or vest upon the pre-established objective performance goals described above.

We have attempted to structure the 2004 Plan in such a manner that the compensation committee can determine the terms and conditions of stock options, SARs and performance and incentive awards granted thereunder such that remuneration attributable to such awards will not be subject to the $1 million limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

New Plan Benefits

If Proposal No. 2 or Proposal No. 3 is approved by our stockholders, the following benefits will be obtained:

New Plan Benefits—2004 Plan

Name and Position	Dollar Value	Number of Units
Marty Albertson, CEO	Not Determinable	(1)
Larry Thomas, Chairman Emeritus	Not Determinable	(1)
Executive Group and other NEO’s	Not Determinable	(1)
Non-Executive Director Group	$70,000 per year each(2)	Not Determinable

(1)   Mr. Albertson is granted 80,000 options per year under the terms of his employment agreement. Mr. Thomas is to be granted 40,000 options in 2005 under the terms of his employment agreement. Some or all of such options may be granted from the additional 700,000 shares to be allocated to the 2004 Plan by operation of Proposal No. 2. However, each executive is entitled to such options without regard to whether the proposed amendments to the 2004 Plan are approved by our stockholders. No other executive officer is entitled to participate in the 2004 Plan, although it is expected that each of them will in the ordinary course of the administration of our compensation programs.

(2)   Each non-executive director will receive an annual grant of $70,000 of restricted stock under the terms of the 2004 Plan and a related policy approved by our compensation committee as described in this proxy statement.

Where can I find a copy of the entire 2004 Plan?

The summary we have included about the 2004 Plan is qualified in its entirety by reference to the 2004 Plan, which was filed as an exhibit to our Proxy Statement for the Annual Meeting of Stockholders held on April 29, 2004 and is incorporated into this proxy statement by reference. Copies of the 2004 Plan can also be obtained by making written request to our Secretary.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The information in the following table sets forth the ownership of our common stock as of March 11, 2005 by (i) each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of our common stock; (ii) each named executive officer; (iii) each of our directors, and (iv) all of our directors and executive officers, as a group. As of March 11, 2005, there were 25,862,877 shares of our common stock outstanding.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(1)	Percentage Ownership(1)
Wellington Management Company, LLP(2) 75 State Street Boston, MA 02109	1,303,200	5.2%
Marty Albertson(3)	410,001	1.6%
Larry Thomas(4)	89,094	*
David Angress(5)	69,682	*
Peter Starrett(5)	45,790	*
Bruce Ross(5)	31,250	*
George Mrkonic(5)	29,953	*
Allen Dinardi(5)	16,512	*
Robert Eastman(5)	13,373	*
Larry Livingston(5)	7,333	*
Walter Rossi	5,000	*
Kenneth Reiss(5)	3,750	*
Chris Gorog	0	*
George Jones	0	*
All Executive Officers and Directors as a group (18 persons)(6)	798,392	3.0%

*                    Represents less than 1% of the issued and outstanding shares.

(1)          Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are currently exercisable, or will become exercisable within 60 days of March 11, 2005, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is care of our address at 5795 Lindero Canyon Road, Westlake Village, California 91362.

(2)          Based solely on a Schedule 13G filed on February 14, 2005 with the Securities and Exchange Commission.

(3)   Represents 410,001 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of March 11, 2005, granted to Mr. Albertson by us.  Excludes 450,000 shares subject to a prepaid forward contract that expires on February 1 and February 15, 2006; prior to the expiration dates Mr. Albertson retains voting rights to these shares under certain circumstances.

(4)   Represents (i) 3,849 shares of common stock held in a limited partnership for which Mr. Thomas serves as General Partner; and (ii) 85,245 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of March 11, 2005, granted to Mr. Thomas by us.

(5)   Includes shares of common stock which the following officers and directors have the right to acquire by exercise of options either currently or within 60 days following March 11, 2005: Angress, 67,020; Starrett, 35,790; Ross, 31,250; Mrkonic, 19,953; Dinardi, 13,750; Eastman, 12,500; Livingston, 7,333; and Reiss, 1,750.

(6)   The amount stated includes an aggregate of 757,190 shares of common stock which may be acquired upon the exercise of options either currently or within 60 days of March 11, 2005.

CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

Set forth below is information regarding each of our executive officers as of March 11, 2005. Further information with regard to Mr. Albertson is presented under “Proposal No. 1: Election of Nominees to Board of Directors.”

Name	Age	Position
Marty Albertson	51	Chairman and Chief Executive Officer
Bruce Ross	56	Executive Vice President, Chief Financial Officer
David Angress	55	Executive Vice President, General Merchandise Manager
William Deeney	62	Executive Vice President, Chief Logistics Officer
Mark Galster	45	Executive Vice President of Stores
Erick Mason	40	Executive Vice President, Chief Administrative Officer
Leland Smith	41	Executive Vice President of Corporate Development, General Counsel and Secretary
David Robson	38	Vice President of Finance, Controller and Principal Accounting Officer
Robert Eastman	46	Chief Executive Officer, Musician’s Friend, Inc.
Allen Dinardi	54	President, Musician’s Friend, Inc.

The principal occupations and positions for at least the past five years of the executive officers named above, other than Mr. Albertson, are as follows:

Bruce Ross joined Guitar Center in July 1994 as Chief Financial Officer. In February 1998, Mr. Ross was promoted to Executive Vice President. Prior to joining Guitar Center, Mr. Ross was Chief Financial Officer of Fred Hayman Beverly Hills, Inc., a retailer of high end fashion clothing on Rodeo Drive in California and a wholesaler of men’s and women’s fragrances. From 1982 to 1990, Mr. Ross was employed by Hanimex Vivitar Corporation, a worldwide manufacturer and distributor of photographic products. Mr. Ross served in various capacities with Hanimex Vivitar in Australia, the United States and Europe. While working for Hanimex Vivitar in the United States, Mr. Ross was promoted to the position of Chief Financial Officer in 1986 and Chief Executive Officer for North America in 1988.

David Angress joined Guitar Center in January 1996 as our Vice President of Merchandise, Technology Products and was promoted to Senior Vice President in 1998. In March 2000, Mr. Angress was promoted to Executive Vice President and General Merchandise Manager. From 1994 to December 1995, Mr. Angress was Vice President of Harman Pro North America, responsible for that company’s North American marketing and sales operations. Prior to 1994, Mr. Angress was Vice President of AKG Acoustics, Inc. and Vice President and General Manager of Sound Genesis, a provider of professional audio equipment and integration services. Mr. Angress has over 30 years of experience in the music retail industry.

William Deeney joined Guitar Center in December 2001 as our Senior Vice President of Logistics. In July 2003, he was promoted to Executive Vice President and Chief Logistics Officer. From 1994 until 2001, Mr. Deeney was Vice President of Logistics at Dick’s Sporting Goods, a sporting goods retailer. From 1986 to 1994, Mr. Deeney was Director of Distribution for Wet Seal, a specialty retailer of young women’s fashions. Prior to 1986, Mr. Deeney spent sixteen years in various positions at May Department Stores, including as Director of Distribution.

Mark Galster joined Guitar Center in June 1988 as a salesperson in our Minneapolis store. In March 2003, Mr. Galster was promoted to Executive Vice President of Stores. From 1988 to 1998, Mr. Galster held the positions of Department Manager, Store Manager and District/Regional Manager of Sales. From August 1998 to July 2002, Mr. Galster held the positions of Vice President of Regional Sales to Vice President of Stores—Western Region. In August 2002, Mr. Galster was promoted to Senior Vice President of Stores.

Erick Mason joined Guitar Center in 1996 as our corporate controller. In January 1999, Mr. Mason was promoted to Senior Vice President, Finance, and in May 2001, Mr. Mason became our Senior Vice President of Operations and Finance. In March 2003, Mr. Mason was promoted to Executive Vice President and Chief Administrative Officer. From 1986 to 1996, Mr. Mason was associated with KPMG LLP, most recently as senior manager. Mr. Mason is a certified public accountant.

Leland Smith joined Guitar Center in December 2003 as our Senior Vice President of Corporate Development and General Counsel. In January 2005, Mr. Smith was promoted to Executive Vice President of Corporate Development.  In February 2005, Mr. Smith was appointed Secretary. From 1998 to 2002, Mr. Smith served as Senior Vice President, General Counsel and Secretary for Equity Marketing, Inc., a marketing services company. From 1994 to 1998, he was the Assistant General Counsel and Secretary for Mattel, Inc., a leader in the design, manufacture and marketing of toys. From 1989 to 1994, Mr. Smith was an associate in the corporate department of Riordan & McKinzie. He holds a bachelor’s degree from Amherst College and a juris doctor and a master’s in business administration from the University of Southern California.

David Robson joined Guitar Center in 2001 as corporate controller. In July 2003, Mr. Robson was promoted to Vice President, Finance. Mr. Robson is also our Principle Accounting Officer. From 1991 to 1999, Mr. Robson was associated with Deloitte & Touche LLP, most recently as a manager. From 1999 to 2001, Mr. Robson served as Director of Finance of Pacific Products. Mr. Robson is a graduate of the University of Southern California with a Bachelor of Science in Accounting. Mr. Robson is also a certified public accountant.

Robert Eastman has been the Chief Executive Officer of Musician’s Friend, Inc. since 1983 when he founded that company. Under Mr. Eastman’s leadership, Musician’s Friend, Inc. grew to over 500 employees, with revenues of $125 million by 1998. In 1999, Musician’s Friend, Inc. completed a merger with Guitar Center and became a wholly owned subsidiary operated as a separate unit. Mr. Eastman served as a director of Guitar Center from 2001 to 2004.

Allen Dinardi has been the President of Musician’s Friend, Inc. since joining the company in 1987. Mr. Dinardi’s expertise in catalog mailing service, copy writing, merchandising and direct marketing helped the company grow to over 775 employees, with revenues exceeding $311 million in sales in 2004. In 1999, Musician’s Friend, Inc. completed a merger with Guitar Center and became a wholly-owned subsidiary operated as a separate unit.

EXECUTIVE COMPENSATION

The following table provides for the periods shown summary information concerning compensation paid or accrued by us to or on behalf of our Chief Executive Officer, former Co-Chief Executive Officer and each of our four highest paid executive officers (collectively referred to as the “named executive officers”).

Summary Compensation Table

		Annual Compensation ($)				Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation ($)(1)		Securities Underlying Options/SAR (#)(2)	All Other Compensation ($)(3)
Larry Thomas(4)	2004	$625,000	$1,300,000	—		80,000	$6,000
Chairman Emeritus and	2003	589,583	1,050,000	81,876	(5)	80,000	6,000
Former Co-Chief	2002	514,583	1,159,000	170,322	(5)	80,000	4,000
Executive Officer
Marty Albertson(4)	2004	$625,000	$1,300,000	—		80,000	$6,000
Chairman and Chief	2003	589,583	1,050,000	85,238	(6)	80,000	6,000
Executive Officer	2002	514,583	1,159,000	101,075	(6)	80,000	4,000
Bruce Ross	2004	$296,875	$228,750	—		40,000	$6,000
Executive Vice President	2003	282,500	145,000	—		15,000	6,000
and Chief Financial Officer	2002	275,000	225,000	—		15,000	4,000
Robert Eastman	2004	$375,000	$281,250	—		40,000	$6,000
Chief Executive Officer,	2003	375,000	281,250	—		30,000	6,000
Musician’s Friend, Inc.	2002	300,000	185,000	—		10,000	4,000
Allen Dinardi	2004	$275,000	$137,500	—		20,000	$6,000
President, Musician’s	2003	275,000	137,500	—		10,000	6,000
Friend, Inc.	2002	225,000	112,500	—		5,000	4,000
David Angress	2004	$279,371	$139,998	—		30,000	$6,000
Executive Vice President	2003	265,000	110,000	—		10,000	6,000
and General Merchandise	2002	250,000	60,000	—		10,000	4,000
Manager

(1)    Except where an amount is reported, excludes perquisites and other personal benefits, securities or property aggregating less than $50,000 or 10% of the total annual salary and bonus reported for each named executive officer.

(2)    The securities underlying the options are shares of common stock.

(3)    All other compensation consists of contributions made by us to our profit sharing plan on behalf of each named executive officer.

(4)    On October 28, 2004, Mr. Thomas resigned as Chairman of the Board and Mr. Albertson was appointed Chairman of the Board. On December 15, 2004, Mr. Thomas resigned as Co-Chief Executive Officer, making Mr. Albertson the Company’s sole Chief Executive Officer. On March 4, 2005, Mr. Thomas advised us that he would serve out his current term on our Board of Directors, but that he would not stand for re-election. Accordingly, Mr. Thomas will cease to be a member of our Board of Directors effective immediately prior to the annual meeting. Please see “Executive Compensation—Employment Agreements.”

(5)    Represents the value of perquisites provided to Mr. Thomas under the terms of an expense reimbursement policy of our compensation committee that was terminated effective July 1, 2003. For 2003, included $39,987 representing reimbursement to Mr. Thomas for personal use of private aircraft chartered from third parties and for 2002 included $77,447 representing the fair market value of a number of musical instruments, primarily vintage instruments, provided to Mr. Thomas for his personal use.

(6)    Represents the value of perquisites provided to Mr. Albertson under the terms of an expense reimbursement policy of our compensation committee that was terminated effective July 1, 2003. For 2003, included $31,950 representing reimbursement to Mr. Albertson for personal use of private aircraft chartered from third parties.

During the periods indicated above, none of the named executive officers received any awards under any long-term incentive plan, and we do not have a pension plan.

Employment Agreements

On October 11, 2004, we announced a succession plan involving our senior executive management. Under the plan, Marty Albertson, then our President and Co-Chief Executive Officer, became our sole Chief Executive Officer and the Chairman of the Board. Also under the plan, our Chairman of the Board and Co-Chief Executive Officer, Larry Thomas, became Chairman Emeritus. In addition, Mr. Thomas will serve as Chairman of the Guitar Center Music Foundation, a private foundation established to administer our charitable giving in support of music participation and music education. These changes in status took place during the fourth quarter of 2004.

Also in connection with the succession plan, Mr. Albertson entered into an amended employment agreement which runs through December 31, 2009. His present contract had been scheduled to expire in June 2006. Mr. Thomas has entered into a new employment agreement which runs to December 31, 2007. Our prior employment agreement with Mr. Thomas was terminated.

On October 8, 2004, we entered into a Second Amended and Restated Employment Agreement with Marty Albertson. The new employment agreement replaces Mr. Albertson’s existing employment agreement with us entered into in June 2001. Mr. Albertson’s new employment agreement expires on December 31, 2009, unless extended by mutual agreement. Under the new employment agreement, Mr. Albertson serves as our Chairman of the Board and Chief Executive Officer. Such titles became effective October 28, 2004 and December 15, 2004, respectively. Pursuant to the employment agreement, Mr. Albertson will serve as Chairman of the Board unless our Board determines in the future that the Chairman role should be separated from the role of Chief Executive Officer in order to respond to future statutory or stock exchange listing obligations or then-prevalent practice. Under the new employment agreement, Mr. Albertson’s cash and equity incentive compensation remain unchanged. Specifically, the new employment agreement provides him with a current annual base salary of $650,000, an annual option grant to purchase 80,000 shares of our common stock, which options will vest in equal annual installments over three years, and an opportunity to earn an annual bonus. In addition, the contract also specifies that Mr. Albertson is entitled to participate in all insurance and benefit plans generally available to our executives and receive other specified perquisites, and that he may travel by private aircraft on company business. In addition, from the time of Mr. Albertson’s termination of employment status until he turns 65, he will be permitted to purchase, at cost, coverage under our health plans. If we create a program under which insurance for expenses not covered by Medicare is offered on a group basis, Mr. Albertson will be permitted to purchase, at cost, coverage under such a plan. In February 2005, Mr. Albertson’s annual base salary was increased to $700,000 retroactive to January 1, 2005.

Under the terms of the new employment agreement, if Mr. Albertson is terminated without cause or resigns with reasonable justification, he will be entitled to receive his base salary, target annual cash bonus and continuation of his benefits through the second anniversary of such a termination or resignation. If such resignation or termination occurs within two years of the consummation of a sale of our Company, as more fully described in the agreement, Mr. Albertson will be entitled to receive his base salary, annual cash bonus and continuation of his benefits through the third anniversary of such a termination or resignation. The agreement also provides that if Mr. Albertson is subject to excise tax pursuant to Section 4999 of the Internal Revenue Code as a result of any payments under the employment agreement, that we will pay him a “gross-up payment” equal to the sum of the excise tax and all federal, state and local income and employment taxes payable by him with respect to the gross-up payment. If Mr. Albertson is terminated without cause, resigns with reasonable justification, dies, becomes disabled or retires, all stock options held by him will immediately vest. Also upon Mr. Albertson’s retirement, starting with options granted in 2005, he will be permitted to exercise his non-qualified options for two years after his retirement. If

Mr. Albertson’s employment is terminated by us for cause or if he resigns without reasonable justification, he will be entitled only to his accrued base salary through the date of termination. “Retirement” for purposes of Mr. Albertson’s employment agreement means his voluntary retirement from service as an employee on or after he attains the age of 55, provided that he is not in breach of his obligations under the employment agreement or any company policy at the time of his retirement.

On October 8, 2004, we entered into an Employment Agreement Termination Agreement with Larry Thomas. The termination agreement provided for the termination of Mr. Thomas’s existing employment agreement with us entered into in June 2001. Pursuant to the termination agreement, Mr. Thomas’s employment agreement terminated, and he resigned as our Co-Chief Executive Officer, effective December 15, 2004. From and after that date he became Chairman Emeritus and chairman of a charitable foundation established by us in the first quarter of 2005. Mr. Thomas resigned as Chairman of the Board effective October 28, 2004. Pursuant to the termination agreement, Mr. Thomas continued to receive his annual base salary of $650,000 through December 31, 2004. He was also eligible to receive an annual bonus for 2004 pursuant to our Senior Executive Performance Bonus Plan and the terms of his existing employment agreement, which bonus was paid in February 2005 when bonuses were normally paid to our executive officers. Mr. Thomas will also receive a lump sum payment of $1,906,667 promptly after March 16, 2005, representing base salary and bonus for the balance of the term of his existing contract. Effective January 1, 2005, Mr. Thomas’s compensation is governed by a new employment agreement, which is described below. Mr. Thomas’s status as an employee of Guitar Center was continuous and uninterrupted during this transition.

On October 8, 2004, we entered into a new Employment Agreement with Larry Thomas. The new employment agreement was effective January 1, 2005. Mr. Thomas’s new employment agreement has a term of three-years and expires on December 31, 2007, unless extended by mutual agreement. Under the new employment agreement, Mr. Thomas serves as our Chairman Emeritus and Chairman of the Guitar Center Music Foundation. The new employment agreement provides Mr. Thomas with an annual base salary of $125,000. Mr. Thomas will also receive an option grant in August 2005 to purchase 40,000 shares of our common stock, which option will vest in three equal installments on the first two anniversaries of the date of grant and December 31, 2007. Mr. Thomas will continue to be entitled to participate in all insurance and benefit plans generally available to employees of Guitar Center. In addition, from the time of Mr. Thomas’s termination of employment status until he turns 65, he will be permitted to purchase, at cost, coverage under our health plans. If we create a program under which insurance for expenses not covered by Medicare is offered on a group basis, Mr. Thomas will be permitted to purchase, at cost, coverage under such a plan. Mr. Thomas will be permitted to avail himself of our employee merchandise purchase discount for life in accordance with company policy.

Under the terms of the new employment agreement, if Mr. Thomas is terminated for any reason other than by us for cause, he will be entitled to receive his base salary through December 31, 2007. If Mr. Thomas is terminated without cause, dies, becomes disabled or retires, all stock options held by him will immediately vest. Also upon Mr. Thomas’s retirement, starting with options granted in 2005, he will be permitted to exercise his non-qualified options for two years after his retirement. If Mr. Thomas’s employment is terminated by us for cause, he will be entitled only to his accrued base salary through the date of termination. “Retirement” for purposes of Mr. Thomas’s employment agreement means his voluntary retirement from service as an employee on or after he attains the age of 55, provided that he is not in breach of his obligations under the employment agreement or any Company policy at the time of his retirement.

On March 4, 2005, Mr. Thomas advised us that he would serve out his current term on our Board of Directors, but that he would not stand for re-election. Accordingly, Mr. Thomas will cease to be a member of our Board of Directors effective immediately prior to the annual meeting on May 5, 2005.

Effective as of July 1, 2003, we entered into a three-year employment agreement with Bruce Ross. The employment agreement provides Mr. Ross with a base salary of $290,000 and an opportunity to earn an annual bonus. Mr. Ross is entitled to participate in all insurance and benefit plans generally available to executives of Guitar Center. Under the terms of Mr. Ross’s employment agreement, if he is terminated without cause or resigns with reasonable justification prior to July 1, 2005, he will be entitled to receive his base salary, an annual cash bonus equal to the last annual bonus received while employed (such bonus to be pro-rated for any partial year and excluding any portion that our Chief Executive Officer considers extraordinary and non-recurring), and continuation of his benefits through June 30, 2006. If Mr. Ross is terminated without cause or resigns with reasonable justification on or after July 1, 2005, then he will be entitled to receive his base salary, an annual cash bonus equal to the last annual bonus received while employed (such bonus to be pro-rated for any partial year and excluding any portion that our Chief Executive Officer considers extraordinary and non-recurring), and continuation of his benefits for a period of one year after such termination or resignation. If he is terminated for any reason other than cause or resigns without reasonable justification he will be entitled to receive only his base salary as accrued through the date of such termination or resignation. In the event of his death, disability, termination without cause, resignation with reasonable justification, or the sale of our company, all of his stock options will immediately vest pursuant to the terms of the agreements by which such options were issued. If we consummate a sale of our company during the term of his employment, he may resign within 90 days of such event by notifying us in writing. Effective January 1, 2004, Mr. Ross’ employment agreement was amended to provide that he be eligible to receive an annual bonus in a target amount of 75% of his then-current base salary. The amount of such bonus will be determined by the Board or its designee(s), in their sole discretion. In July 2004, Mr. Ross’s annual base salary was increased to $305,000.

Effective as of June 1, 2003, our subsidiary Musician’s Friend, Inc. entered into a three-year employment agreement with Robert Eastman which expires on June 1, 2006, unless renewed by mutual agreement of Mr. Eastman and Musician’s Friend, Inc. This employment agreement provides Mr. Eastman with a base salary of at least $375,000 annually, and an opportunity to earn an annual bonus. Under this agreement, Mr. Eastman is entitled to participate in all insurance and benefit plans generally available to executives of Musician’s Friend, Inc. Under the terms of Mr. Eastman’s agreement, if he is terminated without cause or resigns with reasonable justification, he will be entitled to receive his base salary through the greater of twelve months or the remaining term of the agreement, an annual bonus equal to his last annual bonus and the continuation of his medical benefits through the greater of twelve months or the remaining term of the agreement. In addition, all stock options granted on or after June 1, 2003 and held by him at the time of Mr. Eastman’s termination without cause, resignation for reasonable justification, death or disability, or at the time of a sale of our company, shall immediately vest and become exercisable. If Mr. Eastman’s employment with Musician’s Friend, Inc. is terminated for any other reason, he will be entitled to receive only his accrued base salary through the date of termination.

On March 20, 2001, our subsidiary, Guitar Center Stores, Inc., entered into a three-year employment agreement with David Fleming which expired on April 1, 2004. This employment agreement provided Mr. Fleming with a base salary of $250,000 annually. Under this agreement, Mr. Fleming was entitled to participate in all insurance and benefit plans generally available to executives of Guitar Center Stores, Inc. and was eligible to receive a discretionary bonus. Under the terms of Mr. Fleming’s agreement, if he was terminated without cause or resigned with reasonable justification, he was entitled to receive his base salary and the continuation of his medical benefits through the term of the agreement. If Mr. Fleming’s employment with Guitar Center Stores, Inc. was terminated for any other reason, he was entitled only to his accrued base salary through the date of termination. Mr. Fleming ceased to be an executive officer of the Company effective as of December 31, 2004 and has announced his retirement effective March 31, 2005.

Effective April 29, 2004, the Company’s Board of Directors adopted a form of Executive Severance Agreement which covers certain officers of the Company and its subsidiaries, including Messrs. Dinardi, Angress and six other current executives. Under this agreement, in the event the executive is terminated without cause or resigns with reasonable justification, the executive is entitled to receive one year of base salary, an annual cash bonus equal to the bonus received in the year of termination, if any, and one year of continuation of medical benefits. If the executive is terminated for any other reason, the executive will be entitled only to their accrued base salary through the date of termination.

Management Stock Option Agreements

In June 1996 in connection with the recapitalization of our company, we granted options which we refer to as “management options” to each of Messrs. Thomas and Albertson to purchase 397,985 shares of common stock at an exercise price of $10.89. These options are fully vested and are exercisable through June 2006. In addition to their ten-year term, these management options also terminate upon the earlier of (i) the consummation of a sale of Guitar Center, as more fully described in the management option agreement; or (ii) the termination, either voluntarily or for cause, of the employment of the respective executive officer.

Option Grants in 2004

In 2004, we granted options to purchase 192,500 shares of common stock under our 1997 Plan, and awards totalling 625,100 shares of common stock under our 2004 Plan, for a total of 817,600 shares. We granted options to acquire 290,000 of those shares to our named executive officers. As of March 11, 2005, (i) options to purchase 4,726,326 shares of our common stock have been granted, and 33,654 shares remain available for grant under our 1997 Plan. The 2004 Plan has 808,600 shares available for grant. In general, options granted under the 1997 Plan and the 2004 Plan vest over three to four years and expire on the tenth anniversary of the date of grant.

Please see “Proposal No. 2 Approval of the Amendment to the 2004 Guitar Center, Inc. Incentive Stock Award Plan,” above, for a description of an amendment to increase the number of shares authorized for issuance under the 2004 Plan for which approval is sought at the annual meeting.

The following table shows certain information regarding options granted to our named executive officers during the fiscal year ended December 31, 2004.

	Number of				Potential Realizable Value
	Securities	% of Total			At Assumed Annual Rates of
	Underlying	Options Granted	Exercise		Stock Price Appreciation
	Options	to Employees in	Price		for Option Term(2)
Name	Granted(#)(1)	the Fiscal Year	($/Sh)	Expiration Date	5% ($)	10% ($)
Larry Thomas	80,000	9.8%	$39.980	May 19, 2014	$2,011,200	$5,097,600
Marty Albertson	80,000	9.8%	$39.980	May 19, 2014	2,011,200	5,097,600
Bruce Ross	40,000	4.9%	$39.980	May 19, 2014	1,005,600	2,548,800
Robert Eastman	40,000	4.9%	$39.980	May 19, 2014	1,005,600	2,548,800
Allen Dinardi	20,000	2.5%	$39.980	May 19, 2014	502,800	1,274,400
David Angress	30,000	3.7%	$39.980	May 19, 2014	754,200	1,911,600

(1)          The options vest in equal installments over three to four years.

(2)          Reflects the value of the stock option on the date of grant assuming (i) for the 5% column, a five-percent annual rate of appreciation in our common stock over the ten-year term of the option, and (ii) for the 10% column, a ten-percent annual rate of appreciation in our common stock over the ten-year term of the option. The 5% and 10% assumed rates of appreciation are based on the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. The amounts in this table may not be achieved.

Employee Stock Purchase Plan

In April 2001, we adopted our Employee Stock Purchase Plan, which we refer to as the “ESPP Plan.” The ESPP Plan is a tax-qualified employee stock purchase plan which authorizes 500,000 shares of our common stock for issuance under the plan. Under the ESPP Plan, participants are permitted to purchase our common stock at a price which is eighty-five percent of the stock’s fair market value on either the first or last day of the offering period, whichever price is lower. The shares are issued automatically on the last business day of the offering period. The participants fund the purchase of the shares through payroll deductions. Substantially all of our full time employees are eligible to participate in this plan. As of December 31, 2004, an aggregate of 175,477 shares had been purchased under the ESPP Plan.

Performance Bonus Plan

In March 2003, our Board of Directors adopted the Performance Bonus Plan, a performance-based incentive plan under which our Chief Executive Officer(s) are eligible to receive bonus payments. The Performance Bonus Plan is intended to provide an incentive for superior work and to motivate covered executives toward even higher achievement and business results, to tie their goals and interests to those of our company and its stockholders and to enable our company to attract and retain highly qualified senior executives. Bonuses approved by our compensation committee and payable by us to our covered executives under the Performance Bonus Plan are fully deductible for federal income tax purposes. The Performance Bonus Plan was approved by our stockholders in April 2003. For 2004, Messrs. Albertson and Thomas received bonus payments of $1,300,000 each under the terms of the Performance Bonus Plan.

Aggregate Option Exercises in 2004; 2004 Year-End Option Values

The following table sets forth, on an aggregated basis, information regarding securities underlying unexercised options during the fiscal year ended December 31, 2004 by our named executive officers:

			Option Values at December 31, 2004
			Number of		Value of
			Securities Underlying		Unexercised
			Unexercised		In-The-Money
			Options at		Options at
	Shares Acquired	Value Realized	Fiscal Year-End(#)(2)		Fiscal Year-End($)(3)
Name	at Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Larry Thomas	300,000	8,472,189	407,986	159,999	$15,389,109	$3,378,767
Marty Albertson	397,985	11,666,035	410,001	159,999	15,484,232	3,378,767
Bruce Ross	33,898	926,263	41,250	68,750	1,508,925	1,471,250
Robert Eastman	22,900	559,628	68,798	75,000	2,545,344	1,567,138
Allen Dinardi	42,994	690,394	33,520	32,500	1,145,363	641,975
David Angress	5,319	135,581	67,020	50,000	2,412,509	1,057,188

(1)          Fair market value of our common stock on date of exercise minus the exercise price.

(2)          The securities underlying the options are shares of common stock.

(3)          The fair market value of our common stock on December 31, 2004 was $53.37. The values in this table represent the fair market value of our common stock minus the exercise price of the option.

Equity Compensation Plan Information

The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise of outstanding options, warrants and rights, and the number of securities remaining available for future issuance under equity compensation plans, at December 31, 2004:

	Number of Securities to be Issued	Weighted-average Exercise Price	Number of Securities Remaining Available for Future Issuance Under Equity Compensation
	Upon Exercise of Outstanding	of Outstanding Options,	Plans (Excluding Securities
Plan Category	Options, Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	3,039,717 (1)	$16.5703	1,161,852 (2)
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	3,039,717	$16.5703	1,161,852

(1)   Includes (i) 593,900 shares of common stock issuable upon the exercise of options granted under the 2004 Plan, (ii) 2,378,821 shares of common stock issuable upon the exercise of options granted under the 1997 Plan, of which 1,599,173 shares were exercisable as of December 31, 2004, and (iii) 66,996 shares of common stock issuable upon the exercise of options granted under our Amended and Restated 1996 Performance Plan and the 1996 management options, all of which were exercisable as of December 31, 2004.

(2)   Includes (i) 31,229 shares of common stock available for issuance under the 1997 Plan, (ii) 806,100 shares of common stock available under the 2004 Plan; and (iii) 324,523 shares of common stock available for issuance under our Employee Stock Purchase Plan.

Additional Information on Employment Agreements and Compensation Plans

The summaries of the employment agreements and compensation plans provided above are qualified by reference to the full text of the specific agreement or plan, each of which has been filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2004 and is incorporated into this proxy statement by reference. Copies may also be obtained by making written request to our Secretary.

Compensation Committee Interlocks and Insider Participation

The compensation committee administers our executive compensation programs and policies. During 2004, Messrs. Inouye, Mrkonic, Starrett, and Rossi each a non-employee director, served on the compensation committee. None of Messrs. Inouye, Mrkonic, Starrett or Rossi served as an officer or employee of the Company during 2004, ever served as an officer of the Company or were engaged in 2004 in any transaction required to be disclosed in this proxy statement under the heading “Certain Relationships and Related Transactions.”

COMPENSATION COMMITTEE REPORT

The compensation committee administers our executive compensation programs and policies. During 2004, Messrs. Inouye, Mrkonic, Starrett and Rossi, each a non-employee director, served on the compensation committee. The compensation committee currently consists of Messrs. Rossi and Starrett, with Mr. Starrett serving as the chairman of the committee. Our executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize stockholder value in a competitive environment. The programs are intended to support the goal of increasing stockholder value while facilitating our business strategies and long-range plans.

The following is the compensation committee’s report submitted to the Board of Directors addressing the compensation of our executive officers for fiscal 2004.

Compensation Policy and Philosophy

Our executive compensation policy is:

•       designed to establish an appropriate relationship between executive pay and our annual performance, our long term growth objectives and our ability to attract and retain qualified executive officers; and

•       based on the belief that the interests of the executives should be closely aligned with our stockholders.

The compensation committee attempts to achieve these goals by integrating competitive annual base salaries with:

•       annual incentive bonuses based on corporate performance and on the achievement of specified financial and non-financial performance objectives set forth in our plan for the respective fiscal year; and

•       equity awards through our stockholder-approved plans, historically consisting of stock options.

In support of this philosophy, a meaningful portion of each executive’s compensation is placed at-risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for our stockholders from both the short-term and long-term perspectives. The compensation committee believes that cash compensation in the form of salary and incentive bonuses provides our executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options or other equity awards encourages growth in management stock ownership which leads to expansion of management’s stake in our long-term performance and success. The compensation committee considers all elements of compensation and the compensation policy when determining individual components of pay.

The Board of Directors believes that leadership and motivation of our employees are critical to achieving the objective of maintaining our leadership position in musical products retailing in the United States. The compensation committee is responsible to the Board of Directors for ensuring that our executive officers are highly qualified and that they are compensated in a way that furthers our business strategies and which aligns their interests with those of our stockholders. To support this philosophy, the following principles provide a framework for executive compensation:

•       offer compensation opportunities that attract the best talent;

•       motivate individuals to perform at their highest levels;

•       reward outstanding achievement;

•       retain those with leadership abilities and skills necessary for building long-term shareholder value;

•       maintain a significant portion of executives’ total compensation at risk, tied to both our annual and long-term financial performance and the creation of incremental shareholder value; and

•       encourage executives to manage from the perspective of owners with an equity stake in Guitar Center.

Executive Compensation Components

As discussed below, presently our executive compensation package is primarily comprised of three components: base salary, annual incentive bonuses and stock options.

Base Salary.   In 2004, Messrs. Thomas’s and Albertson’s base salaries were determined pursuant to the terms of employment agreements effective June 2001 and amended July 1, 2003; Mr. Ross’s base salary was determined pursuant to the terms of an employment agreement effective July 2003; and Mr. Eastman’s base salary was determined pursuant to the terms of an employment agreement effective in 1999 and amended in 2003.

Annual Incentive Bonuses.   For fiscal 2004, annual incentive bonuses for our former Co-Chief Executive Officers were determined pursuant to the terms of the Performance Bonus Plan, resulting in an annual incentive bonus to each of Messrs. Albertson and Thomas of $1,300,000. Annual incentive bonuses for the other named executive officers were based upon the achievement or over-achievement of targeted net income objectives for fiscal 2004. Target awards for each executive officer were established in relation to base salary under the terms of their respective employment contracts or pursuant to our compensation policies. Please see “Summary Compensation Table.”

Long-Term Incentive Compensation.   We granted options to purchase (i) 80,000 shares of our common stock to each of Larry Thomas and Marty Albertson, our former Co-Chief Executive Officers, (ii) 40,000 shares of our common stock to Bruce Ross, our Chief Financial Officer, (iii) 40,000 shares of our common stock to Robert Eastman, Chief Executive Officer of Musician’s Friend, Inc., (iv) 20,000 shares of our common stock to Allen Dinardi, President of Musician’s Friend, Inc., and (v) 30,000 shares of our common stock to David Angress, our Executive Vice President and General Merchandise Manager.

Compensation of Our Co-Chief Executive Officers

The compensation committee believes that Larry Thomas and Marty Albertson, our former Co-Chief Executive Officers, provided valuable services in 2004 and that their compensation should therefore be competitive with that paid to executives at comparable companies. In addition, the compensation committee believes that an important portion of their respective compensation should be based on our performance. Effective June 2001 and amended July 1, 2003, we entered into new long-term contracts with Messrs. Thomas and Albertson, the terms of which were negotiated on our behalf by the compensation committee based to a substantial extent on the advice of an independent compensation consultant. On October 8, 2004, Mr. Albertson’s employment agreement was amended, Mr. Thomas’s existing employment agreement was terminated and Mr. Thomas entered into a new employment agreement effective as of January 1, 2005. Please see “Executive Compensation—Employment Agreements.”

Mr. Thomas’s annual base salary for fiscal 2004 was $625,000. Mr. Thomas’s base salary for the year was determined by his employment agreement, which was terminated in 2004.  Please see “Executive Compensation—Employment Agreements.” An annual incentive bonus of $1,300,000 was paid to Mr. Thomas for 2004. The bonus was based on the terms of the Performance Bonus Plan.

Mr. Albertson’s annual base salary for fiscal 2004 was $625,000. Mr. Albertson’s base salary for the year was determined by his employment agreement dated June 6, 2001, which was amended in 2004.  Please see “Executive Compensation—Employment Agreements.” An annual incentive bonus of $1,300,000 was paid to Mr. Albertson for 2004. The bonus was based on the terms of the Performance Bonus Plan.

Each of Messrs. Thomas and Albertson, pursuant to the terms of their employment agreements, are also entitled to receive stock option grants and designated perquisites.

Internal Revenue Code Section 162(m)

Under Section 162(m) of the Internal Revenue Code, the amount of compensation paid to certain executives that is deductible with respect to our corporate taxes is limited to $1,000,000 annually, except for specified performance-based compensation. It is the current policy of the compensation committee to maximize, to the extent reasonably possible, our ability to obtain a corporate tax deduction for compensation paid to our executive officers to the extent consistent with the best interests of Guitar Center and our stockholders.

COMPENSATION COMMITTEE
Walter Rossi
Peter Starrett, Chairman

The compensation committee report on executive compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts.

AUDIT COMMITTEE REPORT

During 2004, Messrs. Jones, Mrkonic, Starrett, Reiss and Rossi served on the audit committee. The audit committee currently consists of Messrs. Jones, Reiss and Rossi, with Mr. Reiss serving as the chairman of the committee and the audit committee financial expert. Our audit committee is composed of “independent” directors, as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards, and operates under a written charter adopted by the Board of Directors, a copy of which was attached as Annex A to our proxy statement dated March 27, 2003.

Management is responsible for the company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

The following is the audit committee’s report submitted to the Board of Directors for the fiscal year ended December 31, 2004.

The audit committee has:

•       reviewed and discussed the company’s audited financial statements with management and KPMG LLP, the company’s independent accountants;

•       discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented; and

•       received from KPMG LLP the written disclosures and the letter regarding their independence as required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and discussed the auditors’ independence with them.

Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
George Jones
Kenneth Reiss, Chairman
Walter Rossi

The audit committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts.

STOCK PERFORMANCE GRAPH

The following graph compares our cumulative total stockholder return on the common stock (no dividends have been paid thereon) with the cumulative total return of (1) the S&P 500 Index and (2) the S&P Retail (Specialty) Index, from December 31, 1999 through December 31, 2004. The comparison assumes an investment of $100 on December 31, 1999 in our common stock and in each of the foregoing indices.

The historical stock market performance of the common stock shown below is not necessarily indicative of future stock performance.

The stock performance graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under these acts.

PROPOSAL NO. 4
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected KPMG LLP as Guitar Center’s independent auditors for the year ending December 31, 2005. KPMG LLP served in the same role for the year ended December 31, 2004. A representative of KPMG LLP will be present at the meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Audit Fees.   The aggregate fees billed for professional services rendered for the audit of our financial statements for the fiscal years ending December 31, 2004 and December 31, 2003, and the reviews of the financial statements included in our Forms 10-Q, or services normally provided by the accountant in connection with statutory and regulatory filings or engagements, for those fiscal years were $876,090 and $399,000, respectively.

Audit-Related Fees.   The aggregate fees billed in each of the years ended December 31, 2004 and December 31, 2003 for assurance and related services rendered by the principal accountant that are reasonably related to the performance of the audit or review of the registrant’s financial statements and are not included in the above paragraph were $13,200 and $21,000 respectively. 2004 audit related fees consisted of the review of audit work papers related to a potential acquisition target. 2003 audit related fees consisted of employee benefit plan audits.

Tax Fees.   The aggregate fees billed in each of the years ended December 31, 2004 and December 31, 2003 for professional services rendered by the principal accountant for tax compliance, tax advice, and tax planning were $277,258 and $200,000 respectively. 2004 tax fees consisted of fees for tax compliance services, state tax consulting and unclaimed property tax consulting. 2003 tax fees consisted of fees for tax compliance services and unclaimed property tax consulting.

All Other Fees.   No other fees were billed for services in each of the years ended December 31, 2004 and December 31, 2003 for professional services rendered by the principal accountant other than as described above.

All audit related services, tax services and other services were pre-approved by our audit committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The audit committee’s pre-approval policy provides for the pre-approval of audit, audit-related and tax services specifically described by the committee on an annual basis, and unless a type of service is pre-approved under the policy, it will require separate pre-approval by the committee if it is to be provided by the independent auditor. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The ratification of the selection of our independent auditor requires the affirmative vote of a majority of the votes represented by the common stock present in person or by proxy and entitled to vote on this proposal at the annual meeting. Abstentions will have the same effect as votes against the proposal and broker non-votes will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote.

Unless instructed to the contrary, all shares represented by the proxies solicited hereby will be voted FOR ratification of KMPG LLP as our independent auditors for the year ending December 31, 2005.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE RATIFICATION OF THE SELECTION OF KPMG LLP AS GUITAR CENTER’S
INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2005 AS SET FORTH IN
THIS PROPOSAL NO. 4.

OTHER INFORMATION

Other Matters at the Meeting

We do not know of any matters to be presented at the annual meeting other than those mentioned in this proxy statement. If any other matters are properly brought before the annual meeting, it is intended that the proxies will be voted in accordance with the best judgment of the designated proxyholders.

Annual Report on Form 10-K; Available Information

Each stockholder receiving this proxy statement is being provided with a copy of our Annual Report to Stockholders. We have also filed with the Securities and Exchange Commission an Annual Report on Form 10-K. We will provide without charge a copy of our Form 10-K (without exhibits) upon written request to our Secretary. Copies of exhibits to our Form 10-K are available from us upon reimbursement of our reasonable costs in providing these documents and written request to our Secretary. Please address requests for these documents to: Secretary, Guitar Center, Inc., 5795 Lindero Canyon Road, Westlake Village, California 91362. Our filings with the Securities and Exchange Commission may be inspected at the offices of the Securities and Exchange Commission located in Washington, D.C. Documents filed electronically with the Securities and Exchange Commission may also be accessed through the website maintained by it at www.sec.gov.

Householding

The Securities and Exchange Commission has approved a rule concerning the delivery of annual reports and proxy statements. It permits a single set of these reports to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who share a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, we will deliver promptly a separate copy of our annual report or this proxy statement to any stockholder at a shared address to which a single set of such documents was delivered upon written or oral notice to our Secretary at the address and phone number of our executive offices as provided on page one of this proxy statement. In addition, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement in the future, he or she may telephone toll-free 1-800-542-1061 or write to ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting ADP at the address set forth above, if they are record holders.

Stockholder Proposals for 2006 Annual Meeting

Any stockholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Board of Directors proposals to be considered for submission to the stockholders at the annual meeting in 2006. Your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at Guitar Center, Inc., 5795 Lindero Canyon Road, Westlake Village, California 91362 and must be received no later than November 28, 2005. Your notice must include:

•       your name and address and the text of the proposal to be introduced;

•       the number of shares of stock you hold of record, beneficially own and represent by proxy as of the date of your notice; and

•       a representation that you intend to appear in person or by proxy at the meeting to introduce the proposal specified in your notice.

Our Amended and Restated Bylaws also provide for separate advance notice procedures which must be complied with to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. The chairman of the meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our Amended and Restated Bylaws.

By Order of the Board of Directors

Leland P. Smith
Executive Vice President of Corporate Development,
General Counsel and Secretary
Westlake Village, California
March 28, 2005

Annex A

AMENDMENT
TO THE
2004 GUITAR CENTER, INC.

INCENTIVE STOCK AWARD PLAN

Pursuant to the authority reserved to the Board of Directors (the “Board”) of Guitar Center, Inc. (the “Company”), a corporation organized under the laws of State of Delaware, under Section 11.3 of the Guitar Center, Inc. 2004 Incentive Stock Award Plan (the “Plan”), the Board hereby amends the Plan as follows.

1.    The definition of “Award Limit” is hereby amended to read in its entirety as follows: “Award Limit” shall mean 500,000 shares of Common Stock, as adjusted pursuant to Section 11.4 provided, however, that solely with respect to Performance Awards granted pursuant to Section 8.2(b) and Dividend Equivalents granted pursuant to Section 8.3, Award Limit shall mean $6,000,000.”

2.    The second sentence of Section 2.1(a) of the Plan is hereby amended to read in its entirety as follows: “Subject to adjustment as provided in Section 11.4, the aggregate number of such shares which may be issued with respect to Awards granted under the Plan shall not exceed 2,100,000 shares.”

3.    The foregoing amendment shall be submitted for approval at the annual meeting of stockholders of the Company scheduled to be held on May 5, 2005, or any postponement or adjournment thereof. The provisions of this amendment shall be presented to the stockholders in such format as shall be approved by the Secretary of the Company.

* * * * * * * * * *

I hereby certify that the foregoing amendment to the Plan was duly adopted by the Board of Directors of Guitar Center, Inc. on March 14, 2005.

/s/ LELAND P. SMITH
Leland P. Smith
Secretary

A-1

PROXY

GUITAR CENTER, INC.

Board of Directors Proxy for the Annual Meeting of Stockholders
at 5:00 p.m., Thursday, May 5, 2005
Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362

The undersigned stockholder of Guitar Center, Inc. hereby revokes any proxy or proxies previously granted and appoints Marty Albertson, Bruce Ross and Lee Smith, or any of them, as proxies, each with full powers of substitution and resubstitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment or postponement thereof.

This proxy is solicited on behalf of the Board of Directors and will be voted in accordance with the specifications made on the reverse side.  If a choice is not indicated with respect to Item (1), this proxy will be voted “for” each of the nominees listed; if a choice is not indicated with respect to Items (2), (3) and (4) this proxy will be voted “for” such items.  The proxyholders are authorized to use their discretion with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

By granting a proxy, the stockholder acknowledges receipt of the Annual Report to Stockholders for the year ended December 31, 2004 and the Notice of Annual Meeting of Stockholders and Proxy Statement dated March 28, 2005.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

  FOLD AND DETACH HERE

You can now access your GUITAR CENTER, INC. account online.

Access your GUITAR CENTER, INC. shareholder/stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for GUITAR CENTER, INC., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSALS.	Mark here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

FOR all nominees listed below	WITHHOLD AUTHORITY	The Board of Directors recommends a vote FOR the election of the directors in Proposal
(except as marked to the contrary below)	to vote for all nominees below	1 and FOR approval of Proposal 2, Proposal 3 and Proposal 4.
			FOR	AGAINST	ABSTAIN
ITEM 1. ELECTION OF DIRECTORS Nominees: 01 Marty Albertson 02 George Jones 03 Larry Livingston 04 George Mrkonic ☐	☐	2. To approve an amendment to the 2004 Guitar Center, Inc. Incentive Stock Award Plan to increase the number of shares that may be issued under the plan from 1,400,000 to 2,100,000.	☐	☐	☐

05 Kenneth Reiss 06 Walter Rossi 07 Peter Starrett
			FOR	AGAINST	ABSTAIN
		3. To approve an amendment to the 2004 Guitar Center, Inc. Incentive Stock Award Plan to increase the authorized cash award limit from $2,000,000 to $6,000,000.	☐	☐	☐

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)			FOR	AGAINST	ABSTAIN
		4. To ratify the selection of KPMG LLP as Guitar Center’s independent auditors for the year ending December 31, 2005.	☐	☐	☐

Choose MLinksm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt  you through enrollment.

Dated:	,2005

Signature

Signature if held jointly

Please sign exactly as your name appears on the Voting Form.  If shares are registered in more than one name, the signatures of all such persons are registered.  A corporation should sign in its full corporate name by a duly authorized officer, stating such officers title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such.  A partnership should sign in the partnership name by an authorized person, signing such persons title and relationship to the partnership.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

  FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/gtrc Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at www.guitarcenter.com